EXHIBIT 21

NAME OF SUBSIDIARY                      STATE OFINCORPORATION Excel
Corporation                       Indiana
Excel International, Inc.               Virgin Islands
Excel Industries of Michigan, Inc.      Michigan
Excel-Schade, Inc.                      Indiana
Pollexco Industria e Comercio S.A.      Brazil
Excel Global, Inc.                      Barbados